Exhibit 99.1
2014-03
Contact: Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES FOURTH QUARTER EARNINGS

•	Reports fourth quarter earnings per share of $1.00, excluding charges
•	Record revenues, orders and backlog in 2013
•	Repurchases 27 million shares in 2013
•	Announces sale of Reciprocating Compression business and intent to divest Centrifugal Compression
•	Reiterates key priorities

HOUSTON (January 30, 2014) – Cameron (NYSE: CAM) reported earnings per share for the fourth quarter of 2013 of $1.00, excluding charges. This compares to earnings per share for the fourth quarter of 2012 of $0.95, excluding charges. After-tax charges for the fourth quarter of 2013 were $0.05 per share, primarily related to integration and restructuring costs. After-tax charges for the fourth quarter 2012 were $0.07 per share.

The Company reported GAAP net income of $243.1 million for the fourth quarter of 2013, or $0.95 per diluted share.  This represents an increase of 11 percent from $218.3 million, or $0.88 per diluted share in GAAP net income for the fourth quarter of 2012.

For the full year 2013, the Company reported diluted earnings per share of $3.30 excluding charges and the tax consequences of the formation of OneSubsea. This compares to diluted earnings per share, excluding charges, of $3.13 in 2012.

For the full year 2013, the Company reported GAAP net income of $724.2 million, or $2.87 per diluted share, compared to GAAP net income of $750.5 million, or $3.02 per diluted share in 2012.

Chairman, President and CEO Jack Moore Reiterates Strategic Priorities

Jack Moore, Chairman, President and Chief Executive Officer of Cameron noted, “In 2013, we made significant progress against our plan to leverage the record-breaking sales and order momentum in our core markets, expand our product and service offerings in strategic growth areas, optimize our operations and drive increasing shareholder value. We achieved a number of key strategic milestones including the recently announced sale of our Reciprocating Compression Division and intention to explore alternatives for our Centrifugal Compression Division.  We continue to address our capacity and cost challenges in Drilling Systems, which is attributable to record backlog levels. Despite the operational headwind in our Drilling business, we believe that our fundamental growth drivers remain intact. In addition, we added a number of industry experts to our leadership team in 2013, strengthening our operational focus that remains dedicated to execution and the disciplined management of our cost structure. Furthermore, we executed a record amount of share repurchases.”

Moore further commented, “Going forward, we will focus on improving our return on invested capital by strengthening margins and maintaining capital discipline. We will make prudent investments in technology, such as with OneSubsea, in order to provide transformational solutions to our customers. We remain committed to invest in maximizing the potential of our core businesses and achieving strong aftermarket growth which will allow us to deliver additional value for our shareholders.”

Record Revenues Up Sequentially and Year-over-Year

Cameron generated record revenues of $2.9 billion for the quarter, up 21 percent from $2.4 billion a year ago and 18 percent from $2.5 billion in the third quarter of 2013. The Company experienced record revenues in its Drilling, Surface Systems and OneSubsea businesses.

Record revenues for the year of $9.8 billion exceeded 2012 revenues of $8.5 billion by 16%.

In addition to record revenue performance, the Company saw sequential margin expansion in all of its businesses during the fourth quarter, other than the drilling business. Management remains committed to expanding its margins during 2014.

Strong Fourth Quarter Orders; Record Orders and Backlog for the Year

Orders booked in the fourth quarter of 2013 totaled $3.3 billion. Drilling Systems saw its second highest order quarter in history as customer demand for drilling equipment and aftermarket services remained strong. Surface Systems had a record quarter in North America, following two earlier record quarters in North America in 2013. The Process business in PCS had a record orders quarter driven by a $250 million CO2 separation order in Malaysia.

For the year, the Company saw record orders of $12.4 billion, up over 13 percent from 2012. The Drilling and Production Systems group experienced a record order year, up 18 percent from 2012, driven by record orders in Surface Systems and OneSubsea.

Company backlog ended at a record $11.5 billion up 34 percent from 2012 and up 93 percent from the end of 2011.

Strong Cash Flow from Operations Support Disciplined Capital Investments

Cameron’s cash flow from operations totaled $632 million in the fourth quarter and $838 million for the year.

Cameron recorded $520 million in capital expenditures during the year, focused on expanding its Drilling Systems capacity needs, additions to the Surface Systems infrastructure and its overall aftermarket growth. The Company expects 2014 capital expenditures to be between $425 and $450 million.

Repurchases Shares at Record Levels

The Company repurchased a record 27 million shares in 2013 at a cost of $1.5 billion, resulting in an ending diluted share count of 223 million. Cameron increased share authorizations by $1.9 billion in 2013 and an authorization of $843 million remained at the end of 2013. In addition, the Company issued $750 million of unsecured senior notes in the fourth quarter to help fund the share repurchase. The Company plans to continue to be an aggressive repurchaser of its stock when market conditions favor this strategy.

Announces Sale of Reciprocating Compression Business to GE and Intention to Explore Strategic Alternatives for the Remainder of Compression Systems Business

On January 20, 2014, the Company announced an agreement to sell its Reciprocating Compression Division to GE for approximately $550 million subject to closing adjustments. The Company expects to complete the sale in the third quarter of 2014. Cameron also announced its intention to evaluate strategic alternatives for its Centrifugal Compression business, as part of its ongoing effort to optimize the Company’s asset base with a focus on its core markets.  Management expects to apply net proceeds from the sale of the Reciprocating Compression Division, estimated at $400 million net of tax, to the share repurchase program under the current authorization.

2014 Earnings Expected to Reach $3.60 to $4.00 Per Share

Beginning in the first quarter of 2014, the Company’s Reciprocating Compression business will be reported as discontinued operations. With this exclusion noted, Cameron currently expects its 2014 earnings from continuing operations to be in the range of $3.60 to $4.00 per diluted share, excluding charges. First quarter 2014 earnings from continuing operations, excluding charges and Reciprocating Compression, are expected to reflect the typical seasonal decline from the fourth quarter and are forecasted to be approximately $0.70 to $0.75 per diluted share.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future deliveries, cash flow from operations, margins, earnings and earnings per share estimates of the Company, including those of OneSubsea, for the first quarter and full year 2014. Also included are expectations regarding full year 2014 capital expenditures for the Company which have been made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues:
Drilling & Production Systems	$1,943.3	$1,393.7	$6,287.5	$4,871.3
Valves & Measurement	527.5	556.7	2,085.7	2,142.2
Process & Compression Systems	466.7	475.4	1,465.2	1,488.6
Total revenues	2,937.5	2,425.8	9,838.4	8,502.1

Costs and Expenses:
Costs of sales (exclusive of depreciation and amortization shown separately below)	2,116.1	1,726.8	7,015.9	6,024.3
Selling and administrative expenses	376.5	318.6	1,362.6	1,161.2
Depreciation and amortization	91.0	64.8	314.5	254.7
Interest, net	25.8	20.5	100.2	90.4
Other costs	12.4	21.7	92.7	33.5
Total costs and expenses	2,621.8	2,152.4	8,885.9	7,564.1

Income before income taxes	315.7	273.4	952.5	938.0
Income tax provision	(72.6)	(55.1)	(228.3)	(187.5)
Net income	243.1	218.3	724.2	750.5
Net income attributable to noncontrolling interests	22.2	–	25.0	–
Net income attributable to Cameron	$220.9	$218.3	$699.2	$750.5

Earnings per share attributable to Cameron stockholders:
Basic	$0.96	$0.88	$2.89	$3.05
Diluted	$0.95	$0.88	$2.87	$3.02

Shares used in computing earnings per share attributable to Cameron stockholders:
Basic	231.1	246.7	242.0	246.4
Diluted	232.6	248.4	243.5	248.1

EBITDA, excluding other costs:
Drilling & Production Systems	$318.7	$238.7	$1,029.8	$862.2
Valves & Measurement	114.1	126.8	463.8	467.2
Process & Compression Systems	73.0	77.5	178.9	184.0
Corporate and other(1)	(60.9)	(62.6)	(212.6)	(196.8)
Total	$444.9	$380.4	$1,459.9	$1,316.6

(1)	Corporate EBITDA amounts exclude $12.4 and $21.7 million of other costs for the three-month periods ended December 31, 2013 and 2012, respectively; and $92.7 and $33.5 million for the years ended December 31, 2013 and 2012, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	December 31, 2013	December 31, 2012
	(unaudited)

Assets:
Cash and cash equivalents	$1,812.9	$1,185.8
Short-term investments	41.0	517.0
Receivables, net	2,719.1	1,966.7
Inventories, net	3,132.4	2,741.2
Other	463.2	499.9
Total current assets	8,168.6	6,910.6

Plant and equipment, net	2,036.9	1,765.1
Goodwill	2,924.8	1,923.9
Intangibles, net	903.7	335.8
Other assets	214.5	222.8
Total Assets	$14,248.5	$11,158.2

Liabilities and Stockholders’ Equity:
Short-term debt	$297.0	$29.2
Accounts payable and accrued liabilities	3,883.4	3,045.7
Accrued income taxes	80.1	94.1
Total current liabilities	4,260.5	3,169.0

Long-term debt	2,562.8	2,047.0
Deferred income taxes	276.8	131.7
Other long-term liabilities	233.0	244.4
Total liabilities	7,333.1	5,592.1

Commitments and contingencies	–	–

Stockholders’ equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at December 31, 2013 and 2012	2.6	2.6
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued or outstanding	–	–
Capital in excess of par value	3,206.9	2,094.6
Retained earnings	4,819.9	4,120.7
Accumulated other elements of comprehensive income (loss)	(79.5)	(30.0)
Less: Treasury stock at cost, 41,683,164 shares at December 31, 2013 and 16,415,336 shares at December 31, 2012	(2,098.0)	(621.8)
Total Cameron stockholders’ equity	5,851.9	5,566.1
Noncontrolling interests	1,063.5	–
Total equity	6,915.4	5,566.1

Total Liabilities and Stockholders’ Equity	$14,248.5	$11,158.2

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$243.1	$218.3	$724.2	$750.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	68.7	58.8	245.7	211.8
Amortization	22.3	6.0	68.8	42.9
Non-cash stock compensation expense	13.1	13.4	53.8	44.7
Deferred income taxes and tax benefit of employee stock compensation plan transactions	(19.1)	(25.5)	11.3	(85.1)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(236.8)	(94.8)	(469.7)	(144.0)
Inventories	82.3	70.5	(367.6)	(368.9)
Accounts payable and accrued liabilities	337.4	307.1	556.3	213.0
Other assets and liabilities, net	120.5	(9.1)	15.0	18.0
Net cash provided by operating activities	631.5	544.7	837.8	682.9

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	671.3	256.8	1,558.9	1,031.7
Purchases of short-term investments	(213.7)	(409.8)	(1,082.3)	(1,125.4)
Capital expenditures	(214.1)	(146.9)	(520.0)	(427.2)
Dispositions (acquisitions), net of cash acquired	–	(39.6)	(10.7)	(349.3)
Proceeds received and cash acquired from formation of OneSubsea, net of taxes paid	(80.4)	–	522.6	–
Proceeds from sales of plant and equipment	5.8	1.8	13.4	27.6
Net cash provided by (used for) investing activities	168.9	(337.7)	481.9	(842.6)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	5.8	(4.0)	46.4	(41.9)
Issuance of senior debt	746.8	–	746.8	499.3
Debt issuance costs	(6.1)	–	(6.1)	(3.4)
Purchase of treasury stock	(973.7)	(8.8)	(1,531.6)	(21.3)
Contributions from noncontrolling interest owners	–	–	62.2	–
Purchases of noncontrolling ownership interests	–	–	(7.2)	–
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	1.3	1.9	31.3	12.3
Excess tax benefits from employee stock compensation plan transactions	0.5	1.6	9.4	11.1
Principal payments on capital leases	(5.1)	(3.1)	(18.1)	(11.3)
Net cash provided by (used for) financing activities	(230.5)	(12.4)	(666.9)	444.8

Effect of translation on cash	(14.0)	0.5	(25.7)	1.8

Increase in cash and cash equivalents	555.9	195.1	627.1	286.9
Cash and cash equivalents, beginning of period	1,257.0	990.7	1,185.8	898.9
Cash and cash equivalents, end of period	$1,812.9	$1,185.8	$1,812.9	$1,185.8

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Drilling & Production Systems	$2,214.6	$2,544.5	$8,665.4	$7,326.8
Valves & Measurement	526.0	540.7	2,085.6	2,104.3
Process & Compression Systems	604.0	358.0	1,603.6	1,455.6
Total	$3,344.6	$3,443.2	$12,354.6	$10,886.7

Backlog

	December 31, 2013	December 31, 2012

Drilling & Production Systems	$9,451.4	$6,576.4
Valves & Measurement	1,017.4	1,051.0
Process & Compression Systems	1,068.8	969.8
Total	$11,537.6	$8,597.2

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

		Three Months Ended December 31, 2013
	Drilling & Production Systems	Valves & Measurements	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$256.4	$104.0	$63.3	$(108.0)	$315.7
Depreciation & amortization	62.3	10.1	9.7	8.9	91.0
Interest, net	–	–	–	25.8	25.8
Other costs	–	–	–	12.4	12.4

EBITDA, excluding other costs	$318.7	$114.1	$73.0	$(60.9)	$444.9

		Three Months Ended December 31, 2012
	Drilling & Production Systems	Valves & Measurements	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$202.1	$116.5	$67.9	$(113.1)	$273.4
Depreciation & amortization	36.6	10.3	9.6	8.3	64.8
Interest, net	–	–	–	20.5	20.5
Other costs	–	–	–	21.7	21.7

EBITDA, excluding other costs	$238.7	$126.8	$77.5	$(62.6)	$380.4

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

		Twelve Months Ended December 31, 2013
	Drilling & Production Systems	Valves & Measurements	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$822.6	$424.2	$142.8	$(437.1)	$952.5
Depreciation & amortization	207.2	39.6	36.1	31.6	314.5
Interest, net	–	–	–	100.2	100.2
Other costs	–	–	–	92.7	92.7

EBITDA, excluding other costs	$1,029.8	$463.8	$178.9	$(212.6)	$1,459.9

		Twelve Months Ended December 31, 2012
	Drilling & Production Systems	Valves & Measurements	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$712.3	$425.8	$147.1	$(347.2)	$938.0
Depreciation & amortization	149.9	41.4	36.9	26.5	254.7
Interest, net	–	–	–	90.4	90.4
Other costs	–	–	–	33.5	33.5

EBITDA, excluding other costs	$862.2	$467.2	$184.0	$(196.8)	$1,316.6

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended December 31, 2013
	After Tax(1)	Diluted EPS(2)

Net income attributable to Cameron, as reported	$220.9	$0.95
Adjustments:
Acquisition and OneSubsea formation and integration costs	3.1
BOP litigation costs	1.1
Mark-to-market impact on currency derivatives not designated as accounting hedges	(0.2)
Severance, restructuring and other costs	7.3
Net income attributable to Cameron, excluding charges	$232.2	$1.00

(1)	Individual adjustments assume a 23.0% effective tax rate
(2)	Based on 232.6 million diluted shares

	Three Months Ended December 31, 2012
	After Tax(1)	Diluted EPS(2)

Net income attributable to Cameron, as reported	$218.3	$0.88
Adjustments:
Impairment of intangibles	14.0
International pension settlement costs	0.4
Acquisition integration costs	2.5
Mark-to-market impact on currency derivatives not designated as accounting hedges	(1.9)
OneSubsea formation costs	2.2
Severance, restructuring and other costs	0.1
Net income attributable to Cameron, excluding charges	$235.6	$0.95

(1)	Individual adjustments assume a 20.2% effective tax rate
(2)	Based on 248.4 million diluted shares